Exhibit 10.10

Analytical Surveys, Inc.
Incentive and Reward Program (IRP)
For Fiscal 2006 and 2007

ASI’s Incentive and Reward Program (IRP) is designed to provide significant reward and incentive to executive management. Although many factors will determine the success of the company, one of the most critical factors is aligning the goals of executive management with the goals of the corporation. ASI’s IRP is designed to motivate superior performance from the key people who impact profitability of the company. Ultimately, the program is intended to improve the organization’s earnings and cash flow, and assist in attracting and retaining the best managerial talent.

IRP Overview

The Incentive and Reward Program is made up of three basic components:

Annual Revenue Goals

Quarterly Revenue and Profitability Goals

Non-participating interest in oil and gas investments

Annual Revenue Goal

Prior to the beginning of each new fiscal year, an annual revenue goal will be determined. The first step in this determination process will be a meeting of executive management to review proposed opportunities and forecast the market potential for the coming year. The outcome of this process will be an annualized revenue goal that will then be presented to ASI’s Board of Directors for review, feedback, and approval.

Quarterly Revenue and Profitability Goal

Once the annual revenue goal has been established, the executive management team will evaluate the makeup of the revenue projections by quarter and forecast quarterly revenue and profitability goals. These quarterly goals now become the basis for the Incentive and Reward Program. Profitability measures are based upon earnings before interest and taxes (EBIT).

Overriding Royalty Interests

As ASI evolves its business into the energy sector, it is critical that management focus on oil and gas investments that generate sufficient revenue and profitability to satisfy the goals of the organization, and also provide upside potential. As such, the company will set aside an overriding royalty interest equal to 2% of the net revenue interest in each oil and gas interest, which is purchased or otherwise acquired by ASI. This interest will be assigned as an overriding royalty interest to the primary members of the Executive Management Team

Incentive Rewards

Incentive Rewards are dollars that are accrued on a quarterly basis with the amount of accrual based upon the success of the Executive Management team and the company. The Cash Incentive Reward funds are divided into the following categories:

•                  Primary IRP Funds (Members of the Executive Management Team) – Each participant within this category will be equally qualified for distribution of Executive Reward dollars. The distribution for this category is approximately 80% of the Incentive and Reward pool for each quarter.

•                  Discretionary IRP Funds – A portion of the Incentive Reward dollars are reserved for discretionary distribution. The purpose of the discretionary fund is to award individuals for an outstanding contribution to the success of the quarter. The discretionary funds may be used as an additional award to member(s) of the Executive Management Team or as an award to individual(s) outside of the Management Team that contributed to the quarter. The total discretionary fund is targeted to be approximately 20% of the Incentive and Reward pool for each quarter.

Cash Incentive Rewards

Although the value of the Incentive and Reward Pool is formula driven, ASI’s Executive Management Team will review quarterly results and recommend the size of the Incentive and Reward pool for each quarter. In determining the size of the pool, two major factors will be taken into account; the amount of revenue and profitability (earnings before interest and taxes — EBIT) during the quarter as compared to the goal, and the overall financial condition of the company. Once the Executive Management Team has determined what they believe is appropriate, the recommendation will be presented to the Board of Directors for review, feedback and approval.

Cash Incentive Rewards will be awarded on a quarterly basis. Incentive Rewards are deemed earned upon the accounting close of the completed quarter and will be paid within ten (10) days following the approval of the Board of Directors.

Overriding Royalty Interest Incentive Rewards

The company will assign overriding royalty interests to the individual participants of the Management Team on a deal by deal basis. The assignments will be executed and filed within ten (10) days following the approval of the assignment by the Board of Directors.

Incentive and Reward Program Targets for Fiscal Year 2006

Total Revenue Goal for Q4 - FY 2006:				$1,000,000

Fiscal Year 2006
Q4-	Jul, Aug, Sep	2006	Revenue	$1,000,000
			EBIT	$-0-

Incentive and Reward Program Targets for Fiscal Year 2007

Total Revenue Goal for - FY 2007				$3,800,000
EBIT Goal for - FY 2007				$400,000

Fiscal Year 2007
Q1 -	Oct, Nov, Dec	2006	Revenue	$200,000
			EBIT	$(200,000)

Q2 -	Jan, Feb, Mar,	2007	Revenue	$600,000
			EBIT	$-0-

Q3 -	Apr, May, Jun	2007	Revenue	$1,200,000
			EBIT	$200,000

Q4 -	Jul, Aug, Sep	2007	Revenue	$1,800,000
			EBIT	$400,000

Incentive and Reward Program Formulas

The basis for the recommendation to the Board of Directors for payout of Incentive rewards is:

Cash Incentive Rewards – ASI cash incentive rewards are based upon 5% of earnings before interest and taxes (EBIT).

Overriding Royalty Interest Incentive Rewards – 2% of ASI Energy’s net revenue interest in oil and gas investments.  For example, if ASI Energy enters into an investment that has a 10% net revenue interest, 2% of that 10%, or 2/10ths of one percent is available for the non-participating incentive pool.  The 2% pool is to be distributed between two executive officers; the pool may be increased by 1% for an additional executive officer.

General Policies

The goal of the Incentive and Reward Program is to allow for full management of the business while providing an incentive to the people that are responsible for ASI’s success.

The following are the general policies of the program:

•                  The program outlined herein will expire at the end of ASI’s 2008 fiscal year, which occurs on September 30, 2008. Prior to that date, Executive Management will review the plan and evaluate its validity based upon the status of the company at that time. Based upon that evaluation, a recommendation for an extension of the current plan or a modified Reward and Incentive Plan will be submitted to the Board of Directors for review, feedback and approval.

•                  The program outlined here in no way represents guaranteed bonus or entitlement for anyone. The program and its measures can be changed at any time at the sole discretion of ASI executive management. In the event of program change, payments and assignments that have been previously approved will be “grandfathered” payable in accordance with the original plan.

•                  Under the Incentive and Reward Program, funds are not considered “earned” until the scheduled payout date. Therefore, any individual who resigns or is terminated for cause is due only the funds that have been earned by the date of termination of employment.

•                  In the event of termination of employment, Participant will deliver to employer all hardware, software, memoranda, notes, plans, records, reports, and other documents and information provided to Participant by Employer or created by Participant in connection with Participant’s employment responsibilities, and all copies of all such documents in any tangible form which Participant may then possess or have under Participant’s control, and will destroy all of such information in intangible form which is in Participant’s possession or under Participant’s control.

•                  Eligible participants shall not pay, offer to pay, assign or give any part of his/her Incentive Reward or any other money or consideration to any agent, customer or representative of the customer or any other person as an inducement or reward for assistance in making a sale. This provision does not prohibit participants from engaging in normal business entertainment activities with customers/prospective customers or their agents or representatives, or giving business gifts of nominal value to customers/prospective customers or their agents or representatives.

•                  This program replaces any previously existing ASI programs.